UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 11, 2020

SAVARA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6836 Bee Cave Road, Building III, Suite 200

Austin, TX 78746

(Address of principal executive offices, including zip code)

(512) 614-1848

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SVRA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 11, 2020 (the “Effective Date”), the Board of Directors (the “Board”) of Savara Inc. (“Savara”) appointed Matthew Pauls as Chairman and Interim Chief Executive Officer (“CEO”) of Savara.

Mr. Pauls’ appointment follows the resignation of Rob Neville from his position as Chief Executive Officer and a member of the Board and that of Taneli Jouhikainen from his position as Savara’s President and Chief Business Officer. The separations of Mr. Neville and Dr. Jouhikainen are effective on the Effective Date, and each of the executives will receive severance in accordance with the terms of their respective employment agreements and acceleration of the vesting of certain of their equity awards, provided that they sign and do not revoke a customary release in favor of Savara. Mr. Neville’s resignation from the Board was not the result of any disagreement with Savara on any matter relating to its operations, policies or practices.

Mr. Pauls, age 50, has served as a member of Savara’s Board since April 2017. Additional biographical information concerning Mr. Pauls can be found in Savara’s definitive Proxy Statement dated April 15, 2020, related to the 2020 Annual Meeting of Stockholders, and such information is incorporated herein by reference. There are no family relationships between Mr. Pauls and any director or executive officer of Savara, and Mr. Pauls has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as Chairman and Interim CEO, Savara and Mr. Pauls entered into an employment agreement on the Effective Date (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Pauls will receive an annual base salary of $560,000 and will be eligible to receive an annual performance-based bonus of up to 50% of his base salary, subject to achieving performance objectives established by the Board. Subject to Board approval, Mr. Pauls will receive a grant of an option to purchase shares of Savara’s common stock with an aggregate grant date fair value equal to $800,000, which will vest in 36 equal monthly installments following the Effective Date, subject to his continued employment with Savara or service on the Board. Additionally, subject to Board approval, Mr. Pauls will receive a grant of restricted stock units with the number of shares equal to $300,000 divided by the fair market value of a share of Savara’s common stock on the date of grant, which shall vest in full upon the earlier of (i) December 31, 2021, or (ii) Savara hiring a permanent CEO, subject to his continued employment with Savara or service on the Board through such date. The initial term of the Employment Agreement continues until December 31, 2021, with automatic quarterly renewals unless (i) written notice of non-renewal is provided at least 30 days prior to the expiration of the applicable term, or (ii) Mr. Pauls’ employment is terminated. Mr. Pauls is entitled to severance benefits in the event (i) Savara terminates his employment other than for “cause” (as defined in the Employment Agreement), death, or disability; (ii) he resigns from such employment for “good reason” (as defined in the Employment Agreement); or (iii) Savara hires a permanent CEO. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure.

The press release dated September 11, 2020 announcing the executive leadership changes described above is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, dated September 11, 2020, between Savara Inc. and Matthew Pauls

99.1	Press Release dated September 11, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2020		SAVARA INC. a Delaware corporation

	By:	/s/ Dave Lowrance
Dave Lowrance Chief Financial Officer